Exhibit 99.2

ImageWare Systems

Q4 Earnings Conference Call

March 23, 2006

11:00 a.m. ET

Operator:

Greetings ladies and gentlemen and welcome to the ImageWare Systems 2005 year-end conference call.  At this time all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press * 0 on your telephone keypad.  As a reminder this conference is being recorded.  It is now my pleasure to introduce your host, Mr. Wayne Wetherell, CFO of ImageWare Systems.  Thank you, sir, you may begin.

Wayne Wetherell - CFO and SVP, Administration:

Good morning.  Thank you for joining our call.  Before we begin our discussion I’d like you to please note that this call may contain forward-looking statements made pursuant to Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects readers are cautioned that such forward-looking statements represent management’s opinion.  While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described.  The company’s operations and business prospects are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

Now I’d like to introduce Jim Miller, ImageWare’s Chairman and CEO.

Jim Miller - Chairman and CEO:

Thanks, Wayne, and good morning to you all.  As always we appreciate very much your time and your interest this morning.  For any of you who might be — excuse me — might be new to ImageWare we develop, sell and maintain software solutions utilized in identity management for the Homeland Security industry, both domestically and internationally.  Our flagship product, the biometric engine, provides real-time biometrically enabled verification and authentication for both government and enterprise sectors.

2005 is now in the past for all of us and while Wayne and I are more than willing to respond to any questions you have on any specific numbers or any parts of this morning’s release and report, we want to dispel any notion that some of you may have that 2005 was all for not.

I can assure you that it absolutely was not.  And first tell us the story at a moment in time and that moment’s in the past.  They do not, especially in growth industries just at their start, tell us anything really about the future and make no mistake we are more bullish on the future of this industry and our position in it than we’ve ever been before.

Now we know what you’re thinking.  How in the world can these people be saying that type of thing, you know, given the report that is out on the Street this morning.  And we fully understand why you might be thinking that.  In fact, if we were you we would be thinking that ourselves.  We ask you to consider the following and why our optimism is not the contradiction that is might seem with respect to the report that was issued.

For those of you who follow the industry carefully and for those of you who have been following ImageWare, you’ll know that in 2005 ImageWare did not appear anywhere in industry surveys regarding biometrics.  You will know that since November of 2005 we now are starting to appear.  In fact, we are appearing very regularly.  So last year reports that were issued by Raymond James or Janney, Montgomery, Scott on who our leaders in the industry did not contain ImageWare.  This year they do.  And we are very confident that within a very short period of time you will see hard evidence to support our optimism by seeing awards with key partners on key projects.

Look, it’s hard work to start a successful revolution and in case we haven’t been clear and maybe we haven’t been clear enough, we’re doing nothing short of leading a revolution in an industry historically led by hardware manufacturers.  You better love the product you buy from them because you are going to be stuck with it for a long time, unless you can install a flexible hardware and biometrical agnostic software platform in which case you will have options, lots of them.  And in our revolutionary proposition you can use the hardware of your choice, the biometric of your choice and it’s a software solution, not a hardware solution.  Again — and we’ve said this to you before, but hard wore comes and goes and it’s a commodity in the market.  The data that’s collected stays and it’s the software that makes it useful.  History has favored the hardware folks in this market, but then they never had an alternative.  Going forward not backward, watch the progress of this revolution very, very carefully it will determine the course of this entire industry and it will determine the winners within it.

ImageWare has made significant progress in positioning itself in the emerging market of biometrically enabled market tested, scalable and secure ID management systems.  These are for physical and logical access.  We are today, as a result of our efforts in 2005, able to place in the field a workable, real solution that’s always able to answer the question: is it really you.  And that solution will remain in place from desktop to enterprise database continuing to answer the question: is it still you.  We’re now able to supply our customers with this from border control on land, air and sea, to employee verification by means of continual ID validation.  Along with the basic benefits from these systems, the use of an IWS solution will reap additional benefit through a reduction of fraud and theft, increase security, and invest savings in overhead and support.

As a result of the efforts that we expended in 2005, we now have a complete solution ready for market that’s agnostic with respect to hardware.  We today support over 90 hardware devices and we are agnostic with respect to the biometric and the biometric algorithm employed in the system.  Today we support over 60 algorithms and seven biometric categories: face, finger, iris, signature, palm, voice and DNA.  We support all common industry and all government technology standards.  We’re scalable to meet extremely large populations.

So 2005 indeed saw us make tremendous progress on our biometric engine product and we finished with our integration of that product into all of our secure credential and public safety products, our digital imaging product lines as well.  From enrollment to credential issuance IWS can now supply a total end-to-end solution that provides accuracy and flexibility, while giving the customer freedom to choose the hardware and biometrics of their choice and choose again and again without being held hostage to proprietary hardware and software solutions.

In 2005 we concluded and shipped the first of our products to NEC Corporation, who now has IWS technology used to biometrically protect their line of personal computers sold into the Asia market.  Revenue from this product commenced in the fourth quarter of 2005 at just over $100,000 for the quarter.  And we know it will increase throughout 2006 on a quarterly basis.  We are also actively discussing other biometric projects in the commercial markets in Japan, all possible due to our work in 2005 and our success with NEC.

Partners in the Pacific-Rim.  Argus Solutions, based in Sydney, Australia, have been business introducing the biometric to their markets.  They’ve allowed us to sell their software product Cornerstone, which is targeted toward the institutional visitor management market where secured control access to physical site system absolutely required.  Biometric engine is now integrated into this product and just as Argus is selling the joint position into the Pacific Rim and beyond IWS has now begun selling the joint solution  into the Americas market, as well.

In Latin America we concluded contracts with the Mexican government to supply biometrically enabled access control system for government facilities.  And we are confident that these are the first, not the last, of these types of agreements.

We announced the distribution partnership with Group Oinfenex(ph), a very recognized and extremely well respected integrator and developer based in Mexico City that will give us added sales coverage throughout the country of Mexico.

And finally, we have now integrated the biometric engine with the provisioning and it management platform from Hewlett-Packard, their Open View product, so that HP customers will have access to the IW biometric engine.  With HP we continue to work as partners with Oracle and IBM to provide the biometric engine to products and solutions that are created and sold and marketed by these companies.

Revolution is never easy, especially in a market where government is the prime contractor.  By its very nature government is the subject of budget limitations on their spending.  Often times these budgets are created some 18 months ahead of the time when the funds are actually available to spend.  So let’s put this in a little perspective.  Throughout most of 2005 IWS has been selling radical new technology to a market who had funds that were first dedicated to 2003 and early 2004.  Let’s put it a little more clearly.  Funds that were set in stone before the biometric engine ever existed.

2006 we continue to sell, but the difference we’ll suggest to you is this market now has funds that contemplate buying.  These are funds that were dedicated to the purchase of products such as the ones we offer.  So we believe that the revolution will be successful in 2006 and of this we are extremely confident going forward.

We urge you to watch IW very carefully, not so much for past performance, but because of the trends in the market that we operate in.  You will of course draw your own conclusions.  But with closed-end proprietary hardware and software are open architecture freedom of choice and hardware and expenses prevail.  The choice we believe is extremely clear and we can already see that the market will make the clear choice.  And as you will see as we move forward, IW will be front and center, continuing to lead and finally starting to benefit from a revolution that we’ve started.

We’ll now take questions.

Operator:

Ladies and gentlemen, if you would like to ask a question, please press * 1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press * 2 if you would like to remove your question from the queue and for participates using speaker equipment it may be necessary to pick up your handset before pressing the * keys.  It is * 1 on your telephone keypad to ask a question.

Our first question is coming from Patrick Colonic with Sitnel Inc.  Please state your question.

<Q>: Good morning, guys.

<A>: Hi, Pat.

<Q>: My question is simply can elaborate what is going on between you and Hewlett-Packard and where you stand in the hierarchy with Hewlett-Packard?  Because it is my understanding that the level that they have you at in their company, they have very few companies at that level that they deal with on a worldwide basis.

<A>: Pat, what we are is we are a high-tier global ID partner of Hewlett-Packard’s.  We have been working — they have a product that has been very successful called Open View.  Open View is what is called a provisioning and management product and what that simply means is that it managing identities across a whole enterprise.  So a large business would be able manage a person’s identity, their passwords, their access to physical and logical sites and places within the corporation.

One of the things that that product has desired was to basically implement biometric capability.  And so the — right now the centerpiece of our partnership was the integration by IWS into the Open View product so that now it is biometrically enabled and essentially we made an absolutely terrific product even a little better.  That product is now sold by HP sales forces and to the extent that their customers desire the Open View product with the biometric capability that will represent a sale for us.  Our partnership with HP, they are absolutely terrific.

<Q>: Is that your ex-access into the PIV(ph) account system?

<A>: PIV(ph) is a government standard that and that is an access into it.  It’s not the only access.  There are a number of other companies that have — that are seeking PIV(ph) compliant solutions.  Oracle and IBM being two other that is we work with.  And so we’re active on a number of fronts with our larger partners to ensure PIV(ph) compliance for their products.

<Q>: Thank you.

Operator:

As a reminder, ladies and gentlemen, it is * 1 on your telephone keypad if you would like to ask a question.  Our next question is coming from Don Goldberg with Goldberg Advisors.  Please state your question.

<Q>: Hi, guys.

<A>: Good morning, Don.

<Q>: We’re, you know, pretty much through the third quarter here — I mean the first quarter.  You must have a pretty good view on what it looks like.  Could you give us some idea?  I mean, you say you are extremely confident.  Is there anything —- any guidance you can give us on the first quarter to make us feel better about that comment?

<A>: You know, Don, as always, timing is the difficult part.  We see projects that are out there, we’re well positioned in them.  It’s always been difficult particularly when you are a subcontractor to a larger company to have the crystal visibility to be able to tell you, you know, sort of the time and place.  But I will simply say that you know we — I will reiterate our confidence in this.  We’ve been on this and at this for a while now, as you know, and you can see the market, you know, has absolutely shifted.  The number of requests for product, flotations, the number of people that are asking for our help, the number of people, number of bids on projects where there are final lists that we’re on have been more encouraging than ever to us and, you know, we believe that those decisions will be made in the fairly short term here.  I can’t tell you that will be tomorrow.  But it’s going to be soon.  And, you know, again we’re confident about our position in them.  I’ve said this before.  Will you win everyone out there?  No, you won’t, but you will win enough — we don’t need much to make a meaningful difference.  And again we think those are fairly short term and we’re feeling good about where we are.  I know you want me to give you a number, but I can’t do that right now.

<Q>: No, I mean, I’m talking about the first quarter.

<A>: No, I know.  I know you are.

<Q>: The odds of something closing, I don’t know the odds of something closing in the last week of the quarter.  Can you give us some sort of guidance on what first quarter is going to look like?

<A>: Really, I can’t.

<Q>: I mean, why can’t you?  I’m sure you have the — I mean, you must know what you have sold to date and —

<A>: John, I do but there is enough variables that anything I would tell you would be subject to change and we don’t want to get in a place where we have to continually go out and update, you know, even on the upside these things.  It’s a fairly fluid situation.  There’s a lot of stuff going on.  And I know what you’re asking me to do and I’d love to do it.  But I don’t want to put out something that, you know, I got to put out tomorrow and say: well, you know — change the situation.

<Q>: Right.  But I mean, what I’m asking you is when you say you are extremely confident we will see a ramp up this year are you talking about something you’ve already seen a trend happening here in the first quarter or you really talking about the last nine months of the year?

<A>: No, we see things happening today and we believe that trend will continue out through the rest of the year.

<Q>: We should expect to see some improvement this quarter over the first quarter or the last?

<A>: Yes.

<Q>: But you can’t give us any order of magnitude on that?

<A>: I can’t.

Operator:

Our next question is coming from Zachary Princeski with Little Bear Investments.  Please state your question.

<Q>: Thanks.  Wayne, I’ve spent some time going through the release now.  Can you reconcile for us the cash loss for the company as opposed to, you know, to the net loss given all these write-offs?

<A>: The write-offs themselves are non-cash.  So the write-offs total, as you can see in the operating side, $251,000 or the Germany operation in cost of sales, $257,000 in the administrative expenses and another $450,000 charge to the G&A for the — excuse me, for the accounts receivable for Boston Equities.  Those are all non-cash items.

<Q>: Right.  I’m talking about the Boston Equity was baked into the Q3 numbers.  If we don’t see it here we have to adjust the Q3.  I’m kind of surprised on that on the Boston Equity why you booked as administrative charge when it really should be reduction in sales because the sale — the sale never took place.

<A>: We are actively going after that receivable.  We have a lawsuit.

<A>: A judgment.

<A>: A judgment actually.  Therefore it is treated as a bad debt expense.

<Q>: Right.  Have you been able to identify any of the principles at Boston Equity.  Has anybody been at their location to serve them notice of the judgment?

<A>: Yes, we did serve them notice.  From what we have been able to find out the company has changed ownership since we served notice and we are actively investigating the new ownership.

<Q>: When you say investigating you have not had contact with the new owners directly?

<A>: We have not had contact yet.

<Q>: Okay, so I see.  So therefore you think there is still some likelihood that you may collect and that’s why you are not readjusting sales downwards or —

<A>: That is correct.

<Q>: Okay.  That is fair enough.  Can you — so sort of moving forward on that, so if you back out those numbers so what was the cash loss for the quarter?

<A>: We continue to burn at a rate of approximately a million to a million two on a quarterly basis.

<Q>: Million to million two a quarterly basis.  Okay —

<A>: Once you back out the impact of these non-cash items.

<Q>: Okay.  And is it fair to say, you know, that the — that the margin that you saw in Q4 is the margin that you feel comfortable moving forward into Q1 and Q2?

<A>: If you look at Q4 we had a margin that’s 50%.

<Q>: Right.

<A>: If you back out the impact of the one-time changes, that margin grows to 62%.

<Q>: Okay.

<A>: And 62% is consistent with the way we have been forecasting and the way we have been achieving.

<Q>: Okay.  Okay.  So therefore you feel comfortable with somewhere between 50 and 62% going forward?

<A>: Yes.  Actually our forecast are in the mid-60s is where we are forecasting our gross margins.

<Q>: Okay.  So, Jim, taking your statement that you made to I believe it was Don Goldberg, the prior questioner.  You know that you should expect to see some sequential strength in the revenues quarter-over-quarter from Q1 to Q4 and then assuming that the gross margins are going to be equal if not better because as Wayne pointed out, you know, your target is for the mid-60s and this quarters was 50s.  Therefore is it, is it fair to make a takeaway from those statements that the cash loss in Q1 should be equal to or better than hopefully better than Q4?

<A>: Yes.

<Q>: Okay.  Fair enough.  No further questions.

>> Thanks.

Operator:

Ladies and gentlemen, it is * 1 on your telephone keypad if you would like to ask a question.  We have no further —- oh, we have one last question and due to time constraints our final question.  It is coming from Harvey Cone with Ladelaw.  Please state your question.

<Q>: Hi, Jim, Hi, Wayne.

<A>: Hi, Harvey.

<Q>: Can you give us a little color on the — in your press release you talk about the response offering nothing less than phenomenal.  On the sales cycle between, you know, getting involved with a major integrator, you know, and maybe without mentioning any names, you know, where you expect — how long ago the initial product was introduced and when you expect sales to come out of it so that we get a feel why, you know, how the work — how you work in 2005 will come out in 2006?

<A>: Yeah, that’s a great question.  Thanks for asking it.  And I should have been a clearer.  As I think all of you know our model is dependent on our work with large system integrators, that is for the obvious reason that in larger projects they simply have the ability and the credibility to be successful in their bids as government entities.  Particularly the U.S. Federal Government tend to gravitate toward larger companies for these large federal projects rather than smaller ones.  What we have done through 2005 with the Hewlett-Packards, with the Oracles with the IBMs, with the Raytheons and the Unisyses of the world, is we have introduced that biometric engine.  And that’s a process, it is not just one sales call, here it is, let’s go to work together.  Thesis things take time.  What typically happens system integrator will actually get our product and use it internally for maybe 30, maybe 60, maybe even 90 days.  You know, kick the tires, give it a thorough work-out and make sure that it’s going to perform because after all at the end of the day it’s going to be their name on the bid.  And we’ll be a key part of it, but nonetheless it’s their name and their reputation.  So once that sort of vetting of our product is completed they then go to market with it.

Now go to market in this business is not again, you know, like taking it out to a retail store and seeing sales on day one.  These are typically bid processes so there’s an RFP involved.  There is a response.  It is generally coordinated by us, the prime contractors and maybe several other subcontractors.  Sometimes these responses go back, there are hundreds of pages.  There is a lot of work that goes into making sure that each of these bids is just exactly responsive to what is required.  And then there is a decision.

And that process you know can take — will take months, absolutely months.  So in a case with some of the system integrators we were successful in getting them to put the product into their offering.  You saw back I think in the summer time our announcement that you know Unisys has put our product into their Rapids program.  Then that goes to market.  And so now you’re in the period where company’s like Unisys are actively marketing solution that is contain content from us.  And now we’re in the process of waiting for the outcome of that marketing effort.

So, start to finish it’s actually compressed because the market now desires to buy these things in a way that they didn’t desire to buy them before.  And for a lot of reasons.  Budget is a big one and also there’s been — there has been so much so many claims and frankly hype in this market about what people have and what they don’t have, that even the customers get confused by who claims — who claims to have what, what really works, what’s only worked in a pilot, what’s never been deployed, what’s actually been deployed.  Those are all factors in the selling process.

So the net of all of that is you know sometimes six, eight, ten months out you start to see the fruits come back of what you started back in the summer.  But this is never been and I think those of you who follow anything in government know that particularly with a small company, it’s not a — it’s not a fast to market process.  The system just isn’t built that way.  That’s not unique to ImageWare.  It’s unique to anybody doing government contracting.  It’s also one of the reasons why we’ve made a very big expenditure of effort to try to attack commercial markets such as the NEC market for personal computing and investigate, you know, other ways that biometrics can secure things, you know, like cell phones or other things in the commercial market.  So that hopefully that time to market and the results that come from going into that market canning compressed from the government cycle that we’ve seen.

<Q>: Okay.  Thanks.

Operator:

The Q&A session has ended sir I’d like to turn it back over to you, Mr. Wetherell.

Wayne Wetherell — EVP and CFO:

Thank you for joining us for today’s conference call.  Please continue to watch ImageWare.  As Jim has expressed, we’re excited about the future and we expect to be showing results of our — the work that we’ve put in to date very soon.  Thank you.

Operator:

This concludes today’s conference.  Thank you for your participation.